EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 7, 2002, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the ten-month period ended December 31, 2001 and our report dated February 8, 2002, accompanying the financial statements and schedules of Countrywide Securities Corporation appearing in the Current Report on Form 8-K dated March 6, 2002, both of which are incorporated by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”). We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Los Angeles, California
April 17, 2002